Exhibit 99.1

TFC ENTERPRISES, INC.                                 CONTACT:     CRAIG POPPEN
NEWS RELEASE                                                       757-858-4054

*FOR IMMEDIATE RELEASE*

TFC ENTERPRISES COMPLETES RENEWAL OF CREDIT FACILITY

NORFOLK,  VA, January 21, 1999  /PRNewswire/ -- TFC Enterprises,  Inc.  (NASDAQ:
TFCE) today announced that its wholly owned subsidiary, THE Finance Company, has finalized the renewal of its existing credit facility. As previously announced, the facility is for an additional two years, through January 1, 2001, which increases the credit limit to $130 million from $115 million and interest is at a floating rate equivalent to the one month London Interbank Offered Rate (LIBOR) plus 3.5%, a 25 basis point reduction from the rate currently in effect.

For a financial profile, press releases, and additional information on TFC Enterprises, Inc. please visit Corporate Window at their website http://www.corporatewindow.com. In addition, you can visit THE Finance Company's webpage at www.thefinanceco.com.

In addition to historical information, this press release contains forward-looking statements that are subject to risks and uncertainties that could cause the Company's results to differ materially from those anticipated in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements which reflect management's current analysis. In accordance with the Private Securities Litigation Reform Act of 1995, the following are factors that could cause the Company's actual results to differ materially from those expressed or implied by such forward-looking statements: a rise in interest rates, a deterioration of credit experience, the loss of or reduction in its credit facilities, or if the Company were to face increased competition. Investors are encouraged to review TFC Enterprises's SEC filings for more information about the factors affecting the Company's business.

TFC Enterprises, Inc., through its wholly-owned subsidiary, THE Finance Company, specializes in purchasing and servicing installment sales contracts originated by automobile and motorcycle dealers. Through First Community Finance, Inc., another wholly-owned subsidiary, TFC Enterprises, Inc., is involved in the direct origination and servicing of small consumer loans. Based in Norfolk, VA, TFC Enterprises, Inc., has offices of THE Finance Company in Killeen, TX; Jacksonville, FL; Norfolk, VA; Tacoma, WA; San Diego, CA; Clarksville, TN; and Columbus GA; and sixteen offices of First Community Finance in Virginia and North Carolina.